Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter this “Agreement”) is made effective 1st day of May 2018 (the “Effective Date”)

BETWEEN:

TerrAscend Corp. (the “Company”),

- and -

Michael Nashat (the “Employee”),

RECITALS

WHEREAS the Employee is employed as Company’s President & Chief Executive Officer;

AND WHEREAS the Employee and Company have negotiated new terms of employment, which include new compensation terms;

AND WHEREAS the Company has agreed to continue to employ the Employee on the terms and conditions set forth in this Agreement which will supersede and replace any and all prior agreements between the Employee and Company effective as of the Effective Date;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

SECTION 1
EMPLOYMENT

1.1.         Conditions. This Agreement is conditional on the Employee obtaining the Employee’s successful completion of any background checks reasonably required by the Company;

1.2.         Employment. The Company shall employ the Employee and the Employee shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment.

1.3.         Period of Active Employment. In this Agreement, “Period of Active Employment” means the period beginning on May 1, 2018 (the “Start Date”) and terminating on the date on which the first of the following occurs:

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(a)	the termination of the Employee’s employment by the Company pursuant to Section4.1;

(b)	the termination of the Employee’s employment by the Employee pursuant to Section4.2;

(c)	the date notice of termination of the Employee’s employment by the Company is given pursuant to Section 4.3;

(d)	the date specified in a notice given under Section 4.4; or

(e)	the death of the Employee as referenced in Section 4.5.

SECTION 2
POSITION

2.1.         Capacity and Services. The Company shall employ the Employee in the position of President and Chief Executive Officer of the Company, reporting to Jason Wild, Chairman, and the Board of Directors at TerrAscend. In that position, the Employee shall perform such duties and have such authority as are normally associated with the position and as may be assigned, delegated or limited from time to time. Key objectives for the Employee will be defined by the Company on an annual basis in its discretion. The Employee will perform all duties and responsibilities in a manner consistent with the written policies of the Company that have been made available to Company employees. Employee shall, if so requested by the Company, serve without additional compensation, as an officer, director or manager of any subsidiary or affiliate of the Company. The Employee acknowledges that the Employee is a fiduciary and has fiduciary obligations to the Company.

2.2.         Full Time and Attention. The Employee shall well and faithfully serve the Company and use best efforts to promote the interests and goodwill of the Company. The Employee shall devote the Employee’s full business time and energy to the Company and shall not engage in any other business, occupation or professional activity or become a director, employee, consultant or agent of any other entity during the Employee’s employment with the Company, except with the express written consent of the Company, which shall not be unreasonably withheld for non-competitive, civic or charitable opportunities. The Employer acknowledges that the employee has ownership and directorship positions as it relates to the pharmacy affiliated business. The Employee acknowledges that he plays a minimal role in the organizations he has ownership or directorship in. Notwithstanding the foregoing, Employee shall continue to be permitted to engage in the activities as stated in Schedule B.

2.3.         Prohibited Investments. The Employee shall not be an investor, shareholder, joint venture or partner in any enterprise, association, company, joint venture or partnership (each, an “Investment”) in any of the following circumstances:

(a)	if the Investment conflicts with the interests of the Company or any of its or their affiliated or related entities;

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(b)	if the Investment requires the Employee’s involvement in the management or operation of the Investment; or

(c)	if the Employee’s involvement or activities with the Investment interferes with the performance of the Employee’s duties and obligations hereunder.

For greater certainty, this provision is not intended to prohibit the Employee from being an investor in disclosed entities or being an investor or owner of shares of any publicly listed issuer, provided that such investment does not exceed 2.5% of the aggregate issued and outstanding listed securities of such issuer.

The Employee shall identify and inform the Company of any potential conflicts that may arise as a result of an Investment by the Employee and the Employee shall, to the best of the Employee’s efforts, reduce or eliminate any such conflict. The Company reserves the right, acting reasonably, to determine whether any Investment conflicts with or is otherwise inconsistent with the Company’s interests in which case the Employee shall be required to eliminate any such conflict.

SECTION 3
COMPENSATION AND BENEFITS

3.1.         Base Salary. The annual gross base salary of the Employee shall be CDN$200,000.

3.2.         Stock Options. The Employee acknowledges that he has received a stock option grant, which grant is subject to the terms and conditions of the applicable plan and option agreement. The employee will be eligible to participate in the stock option plan after the first anniversary of the agreement.

3.3.         Benefits. The Employee will continue to be eligible to participate in the benefit programs that the Company maintains from time to time for the benefit of similar employees if the Employee qualifies therefore in accordance with the terms and conditions of the programs. The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits for its employees generally or for any group thereof.

3.4.         Bonus Compensation. The Employee shall be eligible to participate in such bonus plans, and other incentive compensation schemes as are established by the board of directors from time to time as determined by the board of directors in its discretion, having regard to the role, responsibilities and contributions of the Employee relative to other personnel engaged in the Business.

3.5.         Vacation. The Employee shall be entitled to take four (4) weeks of vacation with pay per calendar year. The taking and timing of vacations shall be in accordance with the Company’s policies and practices for employees and the business needs of the Company.

3.6.         Expenses. The Company shall reimburse the Employee for the Employee’s travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company’s business. Expenses will be reimbursed in accordance with policies and practices approved by the Company. The Employee shall furnish statements and receipts for all such expenses prior to reimbursement.

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3.7.         Allowance. The Employee will receive an allowance of CDN$700 per month.

3.8.         Statutory Deductions and Withholdings. The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory deductions as are required by applicable law to be so withheld or deducted. Compensation will be provided in accordance with the Company’s regular payroll practices and procedures.

SECTION 4
TERMINATION AND RESIGNATION

4.1.         Termination for Cause. The Company may immediately terminate the employment of the Employee at any time for cause by written notice to the Employee. For the purposes of this Agreement, “cause” means just cause at common law. If the Company terminates the employment of the Employee for cause under this Section 4.1, the Company shall not be obligated to make any further payments under this Agreement or otherwise subject only to the express minimum requirements of the Ontario Employment Standards Act, 2000, as amended or replaced (the “ESA”), and any amounts which may be due and remaining unpaid at the time of the termination of employment.

4.2.         Resignation by Employee. The Employee shall give the Company not less than eight (8) weeks’ notice of the resignation of the Employee’s employment hereunder; however, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept the Employee’s resignation at an earlier effective date, subject to applicable laws and the payment of compensation and the continuation of benefits during the notice period.

4.3.         Termination Without Cause. The Company may terminate the Employee’s employment without cause at any time by providing the Employee with the greater of:

(a)	two (2) months of notice plus one additional (1) month’s notice of base salary in lieu of notice for each completed year of service, to a maximum of twelve (12) months of notice, plus benefit continuation for same period (to the extent permitted by the Company’s insurance provider, but not less than any minimum period required under the ESA). The Company may provide all or part of the notice under this paragraph as notice or pay in lieu of notice, provided that the pay in lieu of notice payable under this paragraph shall be at least equal to one week of base salary more than the Employee’s entitlements to severance under the ESA, if any; and

(b)	the minimum amount of notice or pay in lieu of notice, benefit continuation, vacation pay, severance pay, and other minimum entitlements (if and as applicable) that are expressly required by the ESA.

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In the event of the Employee’s dismissal without cause in accordance with this Section 4.3, the Employee will not be entitled to any additional notice, pay in lieu of notice, severance payments or other compensation of any kind, pursuant to the common law or otherwise, except for any amounts which may be due and remaining unpaid at the time of the termination of employment. The Employee will be required to execute a release document in the form attached hereto as Schedule “A” in order to receive any payments or benefits in excess of the minimum requirements of the ESA. Should the Employee elect not to execute and deliver such release, the Employee shall only be entitled to receive such minimum notice of termination or pay in lieu of notice, benefit continuation and severance pay, if applicable, to which the Employee is entitled pursuant to the ESA.

4.4.         Disability. In this Agreement, “Disability” means a physical or mental incapacity of the Employee that has prevented the Employee from performing the duties customarily assigned to the Employee for 180 calendar days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree. If the Employee has suffered a Disability, the Company may terminate the Employee’s employment by notice given to the Employee and treat this Agreement as being frustrated. If the Employee’s employment terminates by reason of notice given under this Section 4.4, the Employee will not be entitled to any common law or contractual notice under this Agreement in such an event and the Employee’s sole entitlements in such a case shall be limited to those minimum amounts required by the ESA, including without limitation any amounts which may be due and remaining unpaid at the time of the termination of employment as well as any entitlements to notice and severance.

4.5.         Death. In the event of the Employee’s death, the Employee’s employment shall be deemed to have terminated on the date of the Employee’s death and the Company shall pay the Employee’s estate any amounts which may be due and remaining unpaid at the time of the termination of employment.

SECTION 5
CHANGE OF CONTROL

5.1.         For the purposes of this Section 5, “Change of Control Transaction” means:

(a)	the acquisition of a sufficient number of voting securities in the capital of the Company so that the acquiror, together with persons acting jointly or in concert with the acquiror, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Company (provided that, prior to the acquisition, the acquiror was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Company);

(b)	the completion of a consolidation, merger, arrangement or amalgamation of the Company with or into any other entity whereby the voting securityholders of the Company immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity; or

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(c)	the completion of a sale whereby all or substantially all of the Company’s undertakings and assets become the property of any other entity and the voting securityholders of the Corporation immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale.

In the event the Company terminates the Employee’s employment without cause within twelve (12) months immediately following a Change of Control Transaction, the Employee shall be entitled to a lump sum payment of an amount equivalent to twelve (12) months of Employees annual salary, less applicable deductions. The Employee shall not be entitled to other payments in accordance with section 4.3(a) or (b) of this agreement.

SECTION 6
REPRESENTATIONS AND WARRANTIES

6.1.         Representations and Warranties. The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is a party or by which the Employee or the Employee’s property is bound. The Employee shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including legal fees on a full indemnity basis, without reduction for tariff rates or similar reductions) by any person or entity in any way arising out of, relating to, or in connection with any incorrectness of breach of the representations and warranties in this Section 6.1.

SECTION 7
NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

7.1.         Definitions. For the purposes of this Section 7:

(b)	“Business” means the business of research, development and provision of medical cannabis and related clinical and educational programs and the formulation of non-cannabis compounds using a Drug Preparation Premises.

(c)	“Customer” means any commercial or institutional Entity who has: (i) purchased or licensed from the Company (with the Employee’s knowledge) any product produced or service supplied, sold, licensed or distributed by the Company; or (ii) supplied to the Company (with the Employee’s knowledge) any product to be produced, sold, licensed or distributed by the Company; provided that Customers shall only include any Entity who was a Customer during the twelve (12) months preceding the last date of the Employee’s active employment.

(d)	“Entity” means a natural person, partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

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(e)	“Prospective Customers” means (i) any commercial or institutional Entity solicited by the Employee on behalf of the Company for any purpose relating to the Business during the last (3) months preceding the last date of the Employee’s active employment.

(f)	“Restricted Period” means the period beginning on the date that the Employee’s Period of Active Employment ceases for whatever reason and continuing thereafter for (1) month for each completed year of service, with the minimum duration of such period equal to six (6) months and the maximum duration of such period not to exceed twelve (12) months;

(g)	“Territory” means (i) Ontario and (ii) any other province in Canada or country in which the Company is engaged in the Business in which the Employee is materially involved in the Company’s operations in the twelve months prior to the Employee’s last date of active employment.

7.2.         Non-Competition. During the Restricted Period, the Employee will not, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, perform services for, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavour, activity or business in the Territory that is substantially similar to or competitive with the Business of the Company. For clarification, in no way shall this Section 7.2 limit the Employee from investing in, operating or be employed by any existing or new non- cannabis pharmacy businesses or those under Schedule B with exception to businesses licensed under or in competition with the Drug Preparation Premises that the Employee may choose to pursue.

7.3.         Non-Solicitation. For the twelve-month period immediately following the Employee’s last day of active employment, the Employee will not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly:

(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer for any purpose which is competitive with the Business;

(b)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Prospective Customer for any purpose which is competitive with the Business.

7.4.         Non-Solicitation of Employees. For the twelve month period immediately following the Employee’s Period of Active Employment, the Employee will not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of the Company or its affiliated or related entities whom the Employee supervised or had business contact with on behalf of the Company or its affiliated or related entities during the twelve (12) month period immediately prior to the end of the Period of Active Employment to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities. For greater certainty, this Section 7.4 shall not prohibit general advertisements in electronic or print media through which the Employee has not intentionally targeted any officer, employee, consultant or agent of the Company or its affiliated or related entities and where the first contact with respect thereto is initiated by such officer, employee, consultant, or agent.

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7.5.         Confidentiality. Except in the normal and proper course of the Employee’s duties hereunder, the Employee will not use for the Employee’s own account or disclose to anyone else, during or after the Period of Active Employment, any confidential or proprietary information or material relating to the Company’s operations or business which the Employee obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Employee’s employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the “Confidential Information”). Confidential Information does not include (i) information that is in the public domain, unless such information falls into the public domain through disclosure or other acts by the Employee; (ii) information that was in the Employee’s lawful possession prior to the disclosure and has not been obtained by the Employee either directly or indirectly from the Company or its affiliated or related entities; or (iii) information that the Employee is required by law to disclose, provided that the Employee provides the Company with prior written notice of such disclosure.

7.6.         Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Employee in the scope of and during the course of the Employee’s employment (the “Works”) including all patent, copyright, trademark, trade secret and any other intellectual property and proprietary rights therein (the “Intellectual Property Rights”) shall be the sole and exclusive property of the Company and the Employee hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that the Employee may have in such Works for the benefit of the Company and its successors, assigns and licensees. The Employee represents and warrants that the Works will not infringe the intellectual property and proprietary rights of any third parties. The Employee shall not disclose the Works to any third parties without the prior written consent of Company.

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7.7.         Privacy. The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain the confidentiality of personal information of the employees, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Employee’s employment with the Company. The Employee shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws. The Employee acknowledges and agrees that the disclosure of the Employee’s personal information may be required as part of the ongoing operations of the Company’s business, as required by law, as part of the Company’s audit process, as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship, and the Employee hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes.

7.8.         Return of Property. The Employee agrees that all property and documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including, without limitation, Confidential Information, in the Employee’s possession now or at any time during the Period of Active Employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

7.9.         Acknowledgement. The Employee acknowledges that the Employee’s services are unique and extraordinary. The Employee also acknowledges that the Employee’s position will give or has given the Employee access to Confidential Information of substantial importance to the Company and its business. The Employee acknowledges that, in connection with the Employee’s employment by the Company, the Employee will receive or will become eligible to receive substantial benefits and compensation. The Employee acknowledges that the Employee’s continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee’s willingness to commit the Employee’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Employee understands the Employee’s duties and obligations as set forth in this Section 7 and agrees that such duties and obligations would not unduly restrict or curtail the Employee’s legitimate efforts to earn a livelihood following any termination of the Employee’s employment with the Company. The Employee agrees that the restrictions contained in Section 7 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee. The Employee further acknowledges that irreparable damage would result to the Company if the provisions of Section 6 are not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Section 6.

7.10.       Rights and Remedies. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have in relation to this Section 7.

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SECTION 8
MISCELLANEOUS COVENANTS

8.1.         Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including but not limited to any prior employment agreements between the Employee and Company.

8.2.         Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

8.3.         Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.4.         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.5.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

8.6.         Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Employee by the Employee’s signature hereto expressly consents to such assignment. The Employee shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Employee’s rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

8.7.         Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

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EMPLOYEE’S ACKNOWLEDGEMENT

Acknowledgement. The Employee acknowledges that:

(a)	the Employee has had sufficient time to review the Agreement thoroughly;

(b)	the Employee has read and understands the terms of the Agreement and the obligations hereunder;

(c)	the Employee is receiving good and valuable consideration in exchange for being bound by the terms and conditions of this Agreement;

(d)	the Employee has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement; and

(e)	the Employee has received a fully executed original copy of the Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement.

/s/ [Illegible]	/s/ Michael Nashat
Witness	Michael Nashat

	Date:	May 1, 201

TerrAscend Corp.

	Per:	/s/ Jason Wild
	Name:	Jason Wild
	Title:	Chairman

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Schedule “A”

RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions of settlement set out in the employment agreement between Michael Nashat and TerrAscend Corp. dated May 1, 2018 (the “Agreement”) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I, Michael Nashat, on behalf of myself, my heirs, successors, administrators and assigns (collectively referred to as the “Releasor”) release and forever discharge TerrAscend Corp., along with any parent, subsidiary, affiliated and associated person or entity, and together with all respective officers, directors, employees, servants and agents and their successors, administrators and assigns (collectively referred to as the “Releasee”), jointly and severally from any claim I may now have, or may hereinafter have, whether known or unknown at the time of signing this Release and Indemnity, in any way relating to my engagement, hiring, or employment by, or the cessation of my engagement or employment with, the Releasee. For purposes of clarity, this includes, but is not limited to, any claim, demand, action, cause of action, contract, covenant, whether express or implied for, or related to group insurance benefits (including disability benefits, loss of benefits, or failure to provide benefits) bonus payment(s), vacation pay, notice of termination or pay in lieu, severance pay, indemnity, costs, interest, and/or loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise and specifically including, but not limited to, any claim under each of the Ontario Employment Standards Act, Human Rights Code, Labour Relations Act, Pay Equity Act and the Occupational Health and Safety Act, and any successor legislation.

AND FOR THE SAID CONSIDERATION, I hereby confirm I have considered whether I may have, and confirm I do not have an existing, planned or possible claim against the Releasee pursuant to the Ontario Human Rights Code, and I seek no right or remedy in respect of any such claim.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and warrant I have not filed with any court, tribunal, commission or agency, etc., including, but not limited to, the Employment Standards Branch of the Ministry of Labour, Ontario Labour Relations Board, Human Rights Tribunal of Ontario or Pay Equity Commission of Ontario, any claim, complaint or application, and if such a claim, complaint or application has been filed, this Release and Indemnity, entered into freely and without duress, constitutes a full and final bar and/or answer to such claim, complaint or application. For clarity, I agree that, as a condition of the Agreement, I will take all necessary steps to ensure the withdrawal or dismissal of such claim, complaint or application.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that in the event I should hereafter make any claim, complaint, application or demand or take any action or proceeding against the Releasee in connection with any matter covered by this Release and Indemnity, or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, complaint, demand, action or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

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AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree I shall not make any claim, demand, complaint, or commence any action or proceeding in connection with any matter covered by this Release and Indemnity against any other person who might claim contribution or indemnity from the Releasee by virtue of the said claim or proceeding. I agree that if any such claim, demand, action or proceeding is made by me or on my behalf, the Releasee may raise this document as an estoppel and complete bar to any such claim, demand, complaint or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree to save harmless and indemnify the Releasee from and against all claim, charge, tax, penalty or demand which may be made by the Canada Revenue Agency requiring the Releasee to pay income tax, a charge, a tax, or a penalty under any law including, but not limited to, the Income Tax Act (Canada), in respect of amount paid to me, in excess of income tax withheld, and in respect of any claim, charge, tax or penalty and demand which may be made on behalf of or related to the Employment Insurance Commission and Canada Pension Commission or any other government agency or commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Releasor.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that during my engagement or employment I acquired business, operational, financial, technical and other information, which is confidential and proprietary in nature, belonging to the Releasee, its clients or customers and employees (the “Confidential Information”). I expressly acknowledge the release of any Confidential Information would constitute a significant detriment to the Releasee and confirm I shall continue to hold all Confidential Information confidential following the cessation of my engagement or employment with the Releasee and I shall not use or disclose any Confidential Information in any manner without the express, prior, written permission of the Releasee.

I AGREE AND ACKNOWLEDGE the consideration provided by the Releasee herein is not deemed to be an admission of liability on the part of the Releasee.

I AGREE AND ACKNOWLEDGE in the event any provision of this Release and Indemnity is deemed void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

I ACKNOWLEDGE AND CONFIRM I have been afforded sufficient opportunity to obtain independent legal advice with respect to the details of the Agreement and this Release and Indemnity. I further confirm I have read this Release and Indemnity, understand it, and am executing it voluntarily and without duress having been afforded the opportunity to obtain legal advice and having either received such advice or chosen not to do so.

IN WITNESS WHEREOF, the Releasor has duly executed this Release and Indemnity this 1st day of May, 2018 in the presence of the witness whose signature is subscribed below.

/s/ [Illegible]	/s/ Michael Nashat
Witness	Michael Nashat

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SCHEDULE “B”

1.	This Schedule constitutes part of the Agreement.

2.	The Company and the Employee acknowledge the following activities, positions and direct and indirect investments, the existence of which shall not be used by the Company in any way to the detriment of the Employee, including as the basis for or to ground or comprise any part of any claim, argument, position or otherwise alleging a breach on the part of the Employee of the Agreement:

a.	The Employee’s relationship, investment, ownership or role in or with 2198939 Ontario Inc.;

b.	The Employee’s relationship, investment, ownership or role in or with OnPharm;

c.	The Employee’s relationship, investment, ownership or role in or with Rx Infinity Inc.;

d.	The Employee’s relationship, investment, ownership or role in or with approximately 30 pharmacies across the Province of Ontario;

e.	The Employee’s relationship, investment, ownership or role in or with iApotheca Healthcare Inc.;

f.	The Employee’s relationship, investment, ownership or role in or with any real estate property;

g.	The Employee’s relationship, investment, ownership or role in or with Health Synapse Inc.;

h.	The Employee’s relationship, investment, ownership or role in or with Synapsel Ltd.;

i.	The Employee’s relationship, investment, ownership or role in or with RXi Health Solutions;

3610 MAVIS ROAD, MISSISSAUGA, ON L5C 1W2